Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-273947 on Form S-3 and Registration Statement No. 333-230394 on Form S-8 of Fox Corporation of our report dated February 13, 2026 (June 18, 2026, as to the change in the composition of reportable segments as discussed in Notes 1 and 17) relating to the financial statements of Roku, Inc. and our report dated February 13, 2026 on the effectiveness of Roku, Inc.’s internal control over financial reporting appearing in this Current Report on Form 8K/A dated August 10, 2026.

/s/ Deloitte & Touche LLP

San Jose, California

August 7, 2026